UNITED STATES


                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information to be included in Statements filed Pursuant
           to Rules 13d-1(b)(c), and (d) and Amendments thereto filed pursuant to Rule 13d-2(b)

                    Under the Securities Exchange Act of 1934


                                (Amendment No. 3)

                           Rural Cellular Corporation

                                (Name of Issuer)

                 Class A Common Stock, par value $.01 per share

                         (Title of Class of Securities)

                                    781904107

                                 (CUSIP Number)

                                December 31, 2000

             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]   Rule 13d-1(b)

         [X]   Rule 13d-1(c)

         [ ]   Rule 13d-1(d)

CUSIP No. 781904107                                                 Page 2 of 15

--------- ----------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Trustees of the TDS Voting Trust under Agreement dated June 30,
          1989

--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [x]
                                                                     (b) [ ]
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY

--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

------------------------------------ ------- -----------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      Not Applicable
             OWNED BY                ------- -----------------------------------
               EACH                     6    SHARED   VOTING   POWER  -  543,799
             REPORTING                       shares  of  Class  A  Common  Stock
              PERSON                         (which  have one  vote per  share),
               WITH                          26,657  shares  of  Class B  Common
                                             Stock  (which  have ten  votes  per
                                             share),  2,176.875 shares of Series
                                             A  Class  T  Convertible  Preferred
                                             Stock   (which  have  0  votes  per
                                             share)  and  5,363.214   shares  of
                                             Series   B  Class   T   Convertible
                                             Preferred Stock (which have 0 votes
                                             per share).
                                     ------- -----------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             Not Applicable
                                     ------- -----------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             Same as 6

--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Same as 6

--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable

--------- ----------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) - Reporting person beneficially owns 5.2% of the Class A Common Stock (assuming conversion of its shares of the Class B Common Stock.(1) In addition, the reporting person beneficially owns 100% of the Series A Class T Convertible Preferred Stock and 100% of the Series B Class T
          Convertible Preferred Stock of the Issuer. Class B Common Stock is convertible at any time into Class A Common Stock on a share-for-share basis. Each share of Series A Class T Convertible Preferred Stock is convertible into 19.75308641975 shares of Class A Common Stock at some time in the future subject to specified events. Each share of Series B Class T Convertible Preferred Stock is convertible into 19.75308641975 shares of Class B Common Stock at some time in the future subject to specified events.

--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          OO
--------- ----------------------------------------------------------------------
          (1) Based on 11,032,831 shares of Class A Common Stock and 781,705 shares of Class B Common Stock issued and outstanding on November 6, 2000 as reported by Rural Cellular Corporation on its Form 10-Q filed with the Securities and Exchange Commission on November 14, 2000; and based on 2,176.875 shares of Series A Class T Convertible Preferred Stock and 5,363.214 shares of Series B Class T Convertible Preferred Stock issued on March 31, 2000 pursuant to the Certificate of Designation of Voting Power, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of Class T Convertible Preferred Stock of Rural Cellular Corporation dated as of March 31, 2000.

CUSIP No. 781904107                                                 Page 3 of 15

--------- ----------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Telephone and Data Systems, Inc.

--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [x]
                                                                     (b) [ ]

--------- ----------------------------------------------------------------------
 3        SEC USE ONLY

--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

------------------------------------ ------- -----------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      Not Applicable
             OWNED BY                ------- -----------------------------------
               EACH                     6    SHARED   VOTING   POWER  -  543,799
            REPORTING                        shares  of  Class  A  Common  Stock
              PERSON                         (which  have one  vote per  share),
               WITH                          26,657  shares  of  Class B  Common
                                             Stock  (which  have ten  votes  per
                                             share),  2,176.875 shares of Series
                                             A  Class  T  Convertible  Preferred
                                             Stock   (which  have  0  votes  per
                                             share)  and  5,363.214   shares  of
                                             Series   B  Class   T   Convertible
                                             Preferred Stock (which have 0 votes
                                             per share).
                                     ------- -----------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             Not Applicable
                                     ------- -----------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             Same as 6

--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Same as 6

--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable

--------- ----------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) - Reporting person beneficially owns 5.2% of the Class A Common Stock (assuming conversion of its shares of the Class B Common Stock.(2) In addition, the reporting person beneficially owns 100% of the Series A Class T Convertible Preferred Stock and 100% of the Series B Class T
          Convertible Preferred Stock of the Issuer. Class B Common Stock is convertible at any time into Class A Common Stock on a share-for-share basis. Each share of Series A Class T Convertible Preferred Stock is convertible into 19.75308641975 shares of Class A Common Stock at some time in the future subject to specified events. Each share of Series B Class T Convertible Preferred Stock is convertible into 19.75308641975 shares of Class B Common Stock at some time in the future subject to specified events.

--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
--------- ----------------------------------------------------------------------
          (2) Based on 11,032,831 shares of Class A Common Stock and 781,705 shares of Class B Common Stock issued and outstanding on November 6, 2000 as reported by Rural Cellular Corporation on its Form 10-Q filed with the Securities and Exchange Commission on November 14, 2000; and based on 2,176.875 shares of Series A Class T Convertible Preferred Stock and 5,363.214 shares of Series B Class T Convertible Preferred Stock issued on March 31, 2000 pursuant to the Certificate of Designation of Voting Power, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of Class T Convertible Preferred Stock of Rural Cellular Corporation dated as of March 31, 2000.

CUSIP No. 781904107                                                 Page 4 of 15

--------- ----------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          United States Cellular Corporation

--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [x]
                                                                      (b) [ ]
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY

--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

------------------------------------ ------- -----------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      Not Applicable
             OWNED BY                ------- -----------------------------------
               EACH                     6    SHARED   VOTING   POWER  -  296,705
             REPORTING                       shares  of  Class  A  Common  Stock
              PERSON                         (which  have one  vote per  share),
               WITH                          8,885  shares  of  Class  B  Common
                                             Stock  (which  have ten  votes  per
                                             share),  2,176.875 shares of Series
                                             A  Class  T  Convertible  Preferred
                                             Stock   (which  have  0  votes  per
                                             share)  and  1,128.533   shares  of
                                             Series   B  Class   T   Convertible
                                             Preferred Stock (which have 0 votes
                                             per share).
                                    ------- ------------------------------------
                                        7   SOLE DISPOSITIVE POWER

                                            Not Applicable

                                    ------- ------------------------------------
                                        8   SHARED DISPOSITIVE POWER

                                            Same as 6

--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Same as 6

--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable

--------- ----------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) - Reporting person beneficially owns 2.8% of the Class A Common Stock (assuming conversion of its shares of the Class B Common Stock).(3) In addition, the reporting person beneficially owns 100% of the Series A Class T Convertible Preferred Stock and 21.0% of the Series B Class T
          Convertible Preferred Stock of the Issuer. Class B Common Stock is convertible at any time into Class A Common Stock on a share-for-share basis. Each share of Series A Class T Convertible Preferred Stock is convertible into 19.75308641975 shares of Class A Common Stock at some time in the future subject to specified events. Each share of Series B Class T Convertible Preferred Stock is convertible to 19.75308641975 shares of Class B Common Stock at some time in the future subject to specified events.

--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
--------- ----------------------------------------------------------------------
          (3) Based on 11,032,831 shares of Class A Common Stock and 781,705 shares of Class B Common Stock issued and outstanding on November 6, 2000 as reported by Rural Cellular Corporation on its Form 10-Q filed with the Securities and Exchange Commission on November 14, 2000; and based on 2,176.875 shares of Series A Class T Convertible Preferred Stock and 5,363.214 shares of Series B Class T Convertible Preferred Stock issued on March 31, 2000 pursuant to the Certificate of Designation of Voting Power, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of Class T Convertible Preferred Stock of Rural Cellular Corporation dated as of March 31, 2000.

CUSIP No. 781904107                                                 Page 5 of 15


--------- ----------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          United States Cellular Investment Company

--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [x]
                                                                      (b) [ ]
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY

--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

------------------------------------ ------- -----------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      Not Applicable
             OWNED BY                ------- -----------------------------------
               EACH                     6    SHARED   VOTING   POWER  -  296,705
            REPORTING                        shares  of  Class  A  Common  Stock
              PERSON                         (which  have one  vote per  share),
               WITH                          8,885  shares  of  Class  B  Common
                                             Stock  (which  have ten  votes  per
                                             share),  2,176.875 shares of Series
                                             A  Class  T  Convertible  Preferred
                                             Stock   (which  have  0  votes  per
                                             share)  and  1,128.533   shares  of
                                             Series   B  Class   T   Convertible
                                             Preferred Stock (which have 0 votes
                                             per share).

                                     ------- -----------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             Not Applicable

                                     ------- -----------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             Same as 6

--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Same as 6

--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable

--------- ----------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) - Reporting person beneficially owns 2.8% of the Class A Common Stock (assuming conversion of its shares of the Class B Common Stock).(4) In addition, the reporting person beneficially owns 100% of the Series A Class T Convertible Preferred Stock and 21.0% of the Series B Class T
          Convertible Preferred Stock of the Issuer. Class B Common Stock is convertible at any time into Class A Common Stock on a share-for-share basis. Each share of Series A Class T Convertible Preferred Stock is convertible into 19.75308641975 shares of Class A Common Stock at some time in the future subject to specified events. Each share of Series B Class T Convertible Preferred Stock is convertible to 19.75308641975 shares of Class B Common Stock at some time in the future subject to specified events.

--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
--------- ----------------------------------------------------------------------
          (4) Based on 11,032,831 shares of Class A Common Stock and 781,705 shares of Class B Common Stock issued and outstanding on November 6, 2000 as reported by Rural Cellular Corporation on its Form 10-Q filed with the Securities and Exchange Commission on November 14, 2000; and based on 2,176.875 shares of Series A Class T Convertible Preferred Stock and 5,363.214 shares of Series B Class T Convertible Preferred Stock issued on March 31, 2000 pursuant to the Certificate of Designation of Voting Power, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of Class T Convertible Preferred Stock of Rural Cellular Corporation dated as of March 31, 2000.

CUSIP No. 781904107                                                 Page 6 of 15



--------- ----------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          TDS Telecommunications Corporation

--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [x]
                                                                      (b) [ ]
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY

--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

------------------------------------ ------- -----------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      Not Applicable
             OWNED BY                ------- -----------------------------------
               EACH                     6    SHARED   VOTING   POWER  -  247,094
            REPORTING                        shares  of  Class  A  Common  Stock
              PERSON                         (which  have one  vote per  share),
               WITH                          17,772  shares  of  Class B  Common
                                             Stock  (which  have ten  votes  per
                                             share)  and  4,234.681   shares  of
                                             Series   B  Class   T   Convertible
                                             Preferred Stock (which have 0 votes
                                             per share).
                                     ------- -----------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             Not Applicable
                                     ------- -----------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             Same as 6

--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Same as 6

--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable

--------- ----------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) - Reporting person beneficially owns 2.4% of the Class A Common Stock (assuming conversion of its shares of the Class B Common Stock).(5) In addition, the reporting person beneficially owns 79.0% of the Series B Class T Convertible Preferred Stock of the Issuer. Class B Common Stock is convertible at any time into Class A Common Stock on a share-for-share basis. Each share of Series B Class T Convertible Preferred Stock is convertible into 19.75308641975 shares of Class B Common Stock at some time in the future subject to specified events.

--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
--------- ----------------------------------------------------------------------
          (5) Based on 11,032,831 shares of Class A Common Stock and 781,705 shares of Class B Common Stock issued and outstanding on November 6, 2000 as reported by Rural Cellular Corporation on its Form 10-Q filed with the Securities and Exchange Commission on November 14, 2000; and based on 2,176.875 shares of Series A Class T Convertible Preferred Stock and 5,363.214 shares of Series B Class T Convertible Preferred Stock issued on March 31, 2000 pursuant to the Certificate of Designation of Voting Power, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of Class T Convertible Preferred Stock of Rural Cellular Corporation dated as of March 31, 2000.

CUSIP No. 781904107                                                 Page 7 of 15


--------- ----------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Arvig Telcom, Inc.

--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [x]
                                                                      (b) [ ]
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY

--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota

------------------------------------ ------- -----------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      Not Applicable
             OWNED BY                ------- -----------------------------------
               EACH                     6    SHARED   VOTING   POWER  -  172,348
             REPORTING                       shares  of  Class  A  Common  Stock
              PERSON                         (which  have one  vote per  share),
               WITH                          8,887  shares  of  Class  B  Common
                                             Stock  (which  have ten  votes  per
                                             share)  and  3,106.148   shares  of
                                             Series   B  Class   T   Convertible
                                             Preferred Stock (which have 0 votes
                                             per share).
                                     ------- -----------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             Not Applicable
                                     ------- -----------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             Same as 6

--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Same as 6

--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable

--------- ----------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) - Reporting person beneficially owns 1.6% of the Class A Common Stock (assuming conversion of its shares of the Class B Common Stock).(6) In addition, the reporting person beneficially owns 57.9% of the Series B Class T Convertible Preferred Stock of the Issuer. Class B Common Stock is convertible at any time into Class A Common Stock on a share-for-share basis. Each share of Series B Class T Convertible Preferred Stock is convertible into 19.75308641975 shares of Class B Common Stock at some time in the future subject to specified events.

--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
--------- ----------------------------------------------------------------------
          (6) Based on 11,032,831 shares of Class A Common Stock and 781,705 shares of Class B Common Stock issued and outstanding on November 6, 2000 as reported by Rural Cellular Corporation on its Form 10-Q filed with the Securities and Exchange Commission on November 14, 2000; and based on 2,176.875 shares of Series A Class T Convertible Preferred Stock and 5,363.214 shares of Series B Class T Convertible Preferred Stock issued on March 31, 2000 pursuant to the Certificate of Designation of Voting Power, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of Class T Convertible Preferred Stock of Rural Cellular Corporation dated as of March 31, 2000.

CUSIP No. 781904107                                                 Page 8 of 15



--------- ----------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Arvig Cellular, Inc.

--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [x]
                                                                      (b) [ ]
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY

--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota

--------- ----------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      Not Applicable
             OWNED BY                ------- -----------------------------------
               EACH                     6    SHARED  VOTING  POWER - 170,348  of
             REPORTING                       Class A Common  Stock  (which  have
              PERSON                         one vote per share),  8,887  shares
               WITH                          of Class B Common Stock (which have
                                             ten votes per share) and  3,106.148
                                             shares   of   Series   B   Class  T
                                             Convertible  Preferred Stock (which
                                             have 0 votes per share).

                                     ------- -----------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             Not Applicable

                                     ------- -----------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             Same as 6

--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Same as 6

--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable

--------- ----------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) - Reporting person beneficially owns 1.6% of the Class A Common Stock (assuming conversion of its shares of the Class B Common Stock).(7) In addition, the reporting person beneficially owns 57.9% of the Series B Class T Convertible Preferred Stock of the Issuer. Class B Common Stock is convertible at any time into Class A Common Stock on a share-for-share basis. Each share of Series B Class T Convertible Preferred Stock is convertible into 19.75308641975 shares of Class B Common Stock at some time in the future subject to specified events.

--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
--------- ----------------------------------------------------------------------
          (7) Based on 11,032,831 shares of Class A Common Stock and 781,705 shares of Class B Common Stock issued and outstanding on November 6, 2000 as reported by Rural Cellular Corporation on its Form 10-Q filed with the Securities and Exchange Commission on November 14, 2000; and based on 2,176.875 shares of Series A Class T Convertible Preferred Stock and 5,363.214 shares of Series B Class T Convertible Preferred Stock issued on March 31, 2000 pursuant to the Certificate of Designation of Voting Power, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of Class T Convertible Preferred Stock of Rural Cellular Corporation dated as of March 31, 2000.

CUSIP No. 781904107                                                 Page 9 of 15



--------- ----------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Arvig Telephone Company

--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [x]
                                                                      (b) [ ]
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY

--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota

------------------------------------ ------- -----------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      Not Applicable
             OWNED BY                ------- -----------------------------------
               EACH                     6    SHARED VOTING POWER - 2,000 shares
             REPORTING                       of Class A Common Stock (which have
              PERSON                         one vote per share).
               WITH                  ------- -----------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             Not Applicable
                                     ------- -----------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             Same as 6

--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Same as 6

--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable

--------- ----------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) - Reporting person beneficially owns 0.018% of the Class A Common Stock of the Issuer.(8)

--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
--------- ----------------------------------------------------------------------
          (8) Based on 11,032,831 shares of Class A Common Stock and 781,705 shares of Class B Common Stock issued and outstanding on November 6, 2000 as reported by Rural Cellular Corporation on its Form 10-Q filed with the Securities and Exchange Commission on November 14, 2000; and based on 2,176.875 shares of Series A Class T Convertible Preferred Stock and 5,363.214 shares of Series B Class T Convertible Preferred Stock issued on March 31, 2000 pursuant to the Certificate of Designation of Voting Power, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of Class T Convertible Preferred Stock of Rural Cellular Corporation dated as of March 31, 2000.

CUSIP No. 781904107                                                Page 10 of 15

--------- ----------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Minnesota Invco of RSA #5, Inc.

--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [x]
                                                                      (b) [ ]
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY

--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

------------------------------------ ------- -----------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      Not Applicable
             OWNED BY                ------- -----------------------------------
               EACH                     6    SHARED   VOTING   POWER  -  296,705
            REPORTING                        shares  of  Class  A  Common  Stock
              PERSON                         (which  have one  vote per  share),
               WITH                          8,885  shares  of  Class  B  Common
                                             Stock  (which  have ten  votes  per
                                             share),  2,176.875 shares of Series
                                             A  Class  T  Convertible  Preferred
                                             Stock   (which  have  0  votes  per
                                             share)  and  1,128.533   shares  of
                                             Series   B  Class   T   Convertible
                                             Preferred Stock (which have 0 votes
                                             per share).
                                     ------- -----------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             Not Applicable
                                     ------- -----------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             Same as 6

--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Same as 6

--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable

--------- ----------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) - Reporting person beneficially owns 2.8% of the Class A Common Stock (assuming conversion of its shares of the Class B Common Stock).(9) In addition, the reporting person beneficially owns 100% of the Series A Class T Convertible Preferred Stock and 21.0% of the Series B Class T
          Convertible Preferred Stock of the Issuer. Class B Common Stock is convertible at any time into Class A Common Stock on a share-for-share basis. Each share of Series A Class T Convertible Preferred Stock is convertible into 19.75308641975 shares of Class A Common Stock at some time in the future subject to specified events. Each share of Series B Class T Convertible Preferred Stock is convertible to 19.75308641975 shares of Class B Common Stock at some time in the future subject to specified events.

--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
--------- ----------------------------------------------------------------------
          (9) Based on 11,032,831 shares of Class A Common Stock and 781,705 shares of Class B Common Stock issued and outstanding on November 6, 2000 as reported by Rural Cellular Corporation on its Form 10-Q filed with the Securities and Exchange Commission on November 14, 2000; and based on 2,176.875 shares of Series A Class T Convertible Preferred Stock and 5,363.214 shares of Series B Class T Convertible Preferred Stock issued on March 31, 2000 pursuant to the Certificate of Designation of Voting Power, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of Class T Convertible Preferred Stock of Rural Cellular Corporation dated as of March 31, 2000.

CUSIP No. 781904107                                                Page 11 of 15

--------- ----------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Mid-State Telephone Company

--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [x]
                                                                      (b) [ ]
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY

--------- ---------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota

------------------------------------ ------- -----------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      Not Applicable
             OWNED BY                ------- -----------------------------------
              EACH                      6    SHARED VOTING POWER - 74,746 shares
            REPORTING                        of Class A Common Stock (which have
             PERSON                          one vote per share),  8,885  shares
              WITH                           of Class B Common Stock (which have
                                             ten votes per share) and  1,128.533
                                             shares   of   Series   B   Class  T
                                             Convertible  Preferred Stock (which
                                             have 0 votes per share).
                                     ------- -----------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             Not Applicable
                                     ------- -----------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             Same as 6

--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Same as 6

--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable

--------- ----------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) - Reporting person beneficially owns 0.8% of the Class A Common Stock (assuming conversion of its shares of the Class B Common Stock).(10)In addition, the reporting person beneficially owns 21.0% of the Series B Class T Convertible Preferred Stock of the Issuer. Class B Common Stock is convertible at any time into Class A Common Stock on a share-for-share basis. Each share of Series B Class T Convertible Preferred Stock is convertible into 19.75308641975 shares of Class B Common Stock at some time in the future subject to specified events.

--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO

--------- ----------------------------------------------------------------------
          (10) Based on 11,032,831 shares of Class A Common Stock and 781,705 shares of Class B Common Stock issued and outstanding on November 6, 2000 as reported by Rural Cellular Corporation on its Form 10-Q filed with the Securities and Exchange Commission on November 14, 2000; and based on 2,176.875 shares of Series A Class T Convertible Preferred Stock and 5,363.214 shares of Series B Class T Convertible Preferred Stock issued on March 31, 2000 pursuant to the Certificate of Designation of Voting Power, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of Class T Convertible Preferred Stock of Rural Cellular Corporation dated as of March 31, 2000.

CUSIP No. 781904107                                                Page 12 of 15

Item 1(a).        Name of Issuer:

                  Rural Cellular Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  P. O. Box 2000
                  3905 Dakota Street SW
                  Alexandria, Minnesota  56308

Item 2(a).        Name of Person Filing:

                  The Trustees of the Voting Trust under Agreement dated June 30, 1989 ("The Voting Trust")(11),Telephone and Data Systems, Inc. ("TDS"), United States Cellular Corporation ("USCC"), United States Cellular Investment Company ("USCIC"), TDS Telecommunications Corporation ("TDS Telecom"), Minnesota Invco of RSA #5, Inc. ("Minnesota 5"), Mid-State Telephone Company ("Mid-State"), Arvig Telcom, Inc. ("Arvig Telcom"), Arvig Telephone Company ("Arvig Telephone") and Arvig Cellular, Inc. ("Arvig Cellular"), are filing this Amendment No. 3 to Schedule 13G concerning their direct and indirect beneficial ownership of the Class A Common Stock, Class B Common Stock, Series A Class T Convertible Preferred Stock and Series B Class T Convertible Preferred Stock of the Issuer.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  c/o Telephone and Data Systems, Inc.
                  30 North LaSalle Street
                  Suite 4000
                  Chicago, Illinois 60602

Item 2(c).        Citizenship:

                  See cover page, Item 4 for each reporting person.

Item 2(d).        Title of Class of Securities:

                  Class A Common Stock, $0.01 par value(12)

Item 2(e).        CUSIP Number:

                  781904107

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a :

                  Not applicable

Item 4.           Ownership

                  (a)      Amount Beneficially Owned as of December 31, 2000:
                           -------------------------------------------------

                           See cover page, Item 9 for each reporting person.

--------
(11) The Trustees of the Voting Trust pursuant to Agreement dated June 30, 1989, as amended: LeRoy T. Carlson, Jr., Walter C. D. Carlson, Letitia G. C. Carlson and Donald C. Nebergall.

(12) In addition, this filing reports ownership of the Class B Common Stock, par value $0.01 per share, of the Issuer, which is convertible at the option of the holder into Class A Common Stock on a share-for-share basis, the Series A Class T Convertible Preferred Stock of the Issuer, which is convertible into
19.75308641975 shares of Class A Common Stock at some time in the future subject to specified events, and the Series B Class T Convertible Preferred Stock of the Issuer, which is convertible into 19.75308641975 shares of Class B Common Stock at some time in the future subject to specified events.

CUSIP No. 781904107                                                Page 13 of 15


                  (b)      Percent of Class:
                           ----------------

                           See cover page, Item 11 for each reporting person.

                  (c)      Number of shares as to which such person has:
                           --------------------------------------------

                           (i)      Sole power to vote or to direct the vote:

                                    Not Applicable

                           (ii)     Shared power to vote or to direct the vote:

                                    See cover page, Item 6 for each reporting person.

                           (iii) Sole power to dispose or to direct the disposition of:

                                    Not Applicable

                           (iv) Shared power to dispose or to direct the disposition of:

                                    See cover page, Item 8 for each reporting person.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                  (i)      Identification:

                           The Trustees of the Voting Trust under Agreement dated June 30, 1989
                           Telephone and Data Systems,  Inc.
                           United  States  Cellular  Corporation
                           United  States  Cellular  Investment  Company
                           TDS  Telecommunications Corporation
                           Arvig Telcom, Inc.
                           Arvig Cellular, Inc.
                           Arvig Telephone Company
                           Mid-State Telephone Company
                           Minnesota Invco of RSA #5, Inc.

                  (ii)     Classification:

                           None  of  the  members  of  the  group  is  a  person
                           identified   under  Item  3  of  Schedule  13G.  This
                           statement is being filed pursuant to Rule 13d-1(c).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable

CUSIP No. 781904107                                                Page 14 of 15


Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                             JOINT FILING AGREEMENT

                  The undersigned hereby agree and consent, pursuant to Rule 13d-1(f)(1), to the joint filing of all Schedules 13D and/or Schedules 13G (including any amendments thereto) on behalf of such parties with respect to the Issuer.


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 7, 2001           THE TRUSTEES OF THE TDS VOTING TRUST UNDER
                                    AGREEMENT DATED JUNE 30, 1989


                                    /s/ Walter C. D. Carlson*
                                    --------------------------------------------
                                    Walter C. D. Carlson


                                    /s/ Letitia G. C. Carlson*
                                    --------------------------------------------
                                    Letitia G. C. Carlson


                                    /s/ Donald C. Nebergall*
                                    --------------------------------------------
                                    Donald C. Nebergall


                                    /s/ LeRoy T. Carlson, Jr.
                                    --------------------------------------------
                                    LeRoy T. Carlson, Jr.



                                    *By:    /s/ LeRoy T. Carlson, Jr.
                                            ------------------------------------
                                            LeRoy T. Carlson, Jr.
                                            Attorney-in-Fact for above Trustees*


                                    *Pursuant  to  Joint  Filing  Agreement  and
                                    Power of Attorney which has been  separately
                                    filed  with  the   Securities  and  Exchange
                                    Commission and is incorporated by reference herein.


                                    TELEPHONE AND DATA SYSTEMS, INC.


                                    By:       /s/ LeRoy T. Carlson, Jr.
                                              ----------------------------------
                                              LeRoy T. Carlson, Jr.
                                              President





            Signature Page 1 of 2 to Amendment No. 3 to Schedule 13G relating to the indirect beneficial ownership of Rural Cellular Corporation by Telephone and Data Systems, Inc.

CUSIP No. 781904107                                                Page 15 of 15



                                    UNITED STATES CELLULAR CORPORATION


                                    By:       /s/ LeRoy T. Carlson, Jr.
                                              ----------------------------------
                                              LeRoy T. Carlson, Jr.
                                              Chairman


                                    UNITED STATES CELLULAR INVESTMENT COMPANY


                                    By:       /s/ LeRoy T. Carlson, Jr.
                                              ----------------------------------
                                              LeRoy T. Carlson, Jr.
                                              Chairman


                                    TDS TELECOMMUNICATIONS CORPORATION


                                    By:       /s/ LeRoy T. Carlson, Jr.
                                              ----------------------------------
                                              LeRoy T. Carlson, Jr.
                                              Chairman

                                    ARVIG TELCOM, INC.


                                    By:       /s/ LeRoy T. Carlson, Jr.
                                              ----------------------------------
                                              LeRoy T. Carlson, Jr.
                                              Authorized Representative

                                    ARVIG CELLULAR, INC.


                                    By:       /s/ LeRoy T. Carlson, Jr.
                                              ----------------------------------
                                              LeRoy T. Carlson, Jr.
                                              Authorized Representative

                                    ARVIG TELEPHONE COMPANY


                                    By:       /s/ LeRoy T. Carlson, Jr.
                                              ----------------------------------
                                              LeRoy T. Carlson, Jr.
                                              Authorized Representative

                                    MID-STATE TELEPHONE COMPANY


                                    By:       /s/ LeRoy T. Carlson, Jr.
                                              ----------------------------------
                                              LeRoy T. Carlson, Jr.
                                              Authorized Representative

                                    MINNESOTA INVCO OF RSA #5, INC.


                                    By:       /s/ LeRoy T. Carlson, Jr.
                                              ----------------------------------
                                              LeRoy T. Carlson, Jr.
                                              Authorized Representative


            Signature Page 2 of 2 to Amendment No. 3 to Schedule 13G relating to the indirect beneficial ownership of Rural Cellular Corporation by Telephone and Data Systems, Inc.